SECURITIES ESCROW AND DISPOSITION AGREEMENT

This SECURITIES ESCROW AND DISPOSITION AGREEMENT (this "**Agreement**") is made as of the 29th day of July, 2020, by and among SHARING SERVICES GLOBAL CORPORATION, a Nevada corporation and its subsidiaries (collectively, "**SHRG**"), BEAR BULL MARKET DIVIDENDS, INC. A/K/A BULL BEAR MARKET DIVIDENDS, INC., a Nevada corporation ("**BBMD**") and KENYATTO MONTEZ JONES ("**Jones**") (collectively, BBMD and Jones are referred to as "**BBMD**"), MLM MAFIA, INC., a Nevada corporation ("**MMI**") and VSTOCK TRANSFER, LLC, a California limited liability company (the "**Escrow Agent**") (Collectively, SHRG, MMI, BBMD and Jones are referred to as the "**Transaction Parties**"). (Sometimes herein SHRG, BBMD, Jones, MMI and Escrow Agent are collectively referred to as the "**Parties**" and singularly as a "**Party**").

WITNESSETH:

WHEREAS, the Transaction Parties have entered into that certain "Settlement Accommodation Agreement [With Stock Disposition And Release Provisions]" dated July 22, 2020 (the "**SAA**");

WHEREAS, pursuant to the SAA, the Transaction Parties have agreed to undertake certain actions regarding the surrender and transfer of the ownership of various traunches of SHRG stock (the "**SHRG Stock**"); and

WHEREAS, the various transactions to be entered into regarding the SHRG Stock shall be administered by the Escrow Agent as the escrow, stock transfer and funds disbursement agent for such matters, as set out below.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1. DESIGNATION OF ESCROW AGENT.

1.1 The Transaction Parties, in consideration for the Escrow Agent's agreement to perform the duties described in this Agreement, hereby designate the Escrow Agent to serve in the following capacities in connection with the fulfillment of the terms of the SAA and Section 4 of this Agreement:

(i) As an escrow agent to receive and hold various tranches of SHRG Stock;

(ii) To receive stock certificates which correspond to the various tranches of SHRG Stock to be surrendered as described in the SAA and Section 4 hereof;

(iii) To prepare and administer the issuance of new stock certificates of SHRG Stock;

(iv) To receive funds from the various Transaction Parties in connection with the purchase of SHRG Stock as described in the SAA and Section 4 hereof;

(v) To disburse funds to the various Transaction Parties as described in and Section 4 hereof;

(vi) To discharge certain acts as SHRG Stock transfer agent regarding the recording of the transactions described in Section 4 hereof in the SHRG Stock ledger and other official records maintained by Escrow Agent on behalf of SHRG; and

(vii) To issue written confirmations and notices to the Transaction Parties regarding all of the foregoing.

1.2 The Escrow Agent agrees to accept the responsibilities and undertake the actions described in Section 1.1 above in consideration of: (i) the monetary fees described in Section 7 below and (ii) the duties, assurances, commitments and representations of the Transaction Parties, as set out in this Agreement.

1.3 The Escrow Agent shall not be liable for any act, omission or determination made in connection with this Agreement except for its intentional misconduct. Without limiting the generality of the foregoing, the Escrow Agent shall not be liable for any losses arising from its compliance with written directions from the duly authorized governance officials of SHRG (acting in a matter consistent with this Agreement) and shall be fully protected in acting upon any instrument, certificate or paper believed by it to be genuine and to be signed or presented by the proper person or persons. For purposes of this Agreement, the term "duly authorized governance officials of SHRG" shall mean either: (i) SHRG President/CEO John "JT" Thatch and/or (ii) SHRG General Counsel, Catherine J. McCain.

1.4 The Escrow Agent shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing, but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

2. **GENERAL PROVISIONS REGARDING SHRG STOCK**. The Escrow Agent is responsible for safekeeping the: (i) SHRG Stock and (ii) all funds which are delivered into its possession, and into a non-interest-bearing account, by the Transaction Parties. The Escrow Agent will not be responsible for the computation and collection of any interest, dividends, or other proceeds or certificates due or issuable upon a reorganization of SHRG with respect to the SHRG Stock. Without limiting the foregoing, the Transaction Parties hereby acknowledge that the Escrow Agent will act solely as escrow, stock transfer and funds disbursement agent and is not under any duty to supervise the marketability of the SHRG Stock or to advise or make recommendations with respect to such.

3. **GENERAL RIGHTS, DUTIES AND RESPONSIBILITIES OF ESCROW AGENT.** The Transaction Parties acknowledge and agree that the duties of the Escrow Agent are purely ministerial in nature, and that:

(i) The Escrow Agent shall not be responsible for the performance by the Transaction Parties of any of their respective obligations pursuant to any agreement between such the Transaction Parties.

(ii) If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Securities which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Agreement, it shall be entitled to hold the SHRG Stock (and any funds delivered to Escrow Agent pursuant to this Agreement), or a portion thereof, pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise.

(iii) The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

(iv) The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Securities or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the SHRG Stock or any part thereof.

(v) Without limiting the generality of the foregoing, the Escrow Agent shall not be under any obligation to defend any legal action or engage in any legal proceeding with respect to the SHRG Stock or any funds delivered to Escrow Agent pursuant to this Agreement.

4. SPECIFIC DUTIES AND RESPONSIBILITIES OF ESCROW AGENT.

4.1 ROLE AS ESCROW, STOCK TRANSFER AND FUNDS DISBURSEMENT AGENT.

4.1.1 The Escrow Agent shall serve as the escrow stock transfer and funds disbursement agent for the transactions described in this Section 4.

4.1.2 This Agreement shall serve as the written instructions from the Transaction Parties to the Escrow Agent for the various transactions involving the SHRG Stock (and stock transaction funds), as described herein, including, but not limited to, the transfer of ownership of SHRG Stock, the receipt and disbursement of stock sale proceeds and the issuance of stock certificates, all as set out more fully below.

4.2 SURRENDER OF SHRG STOCK BY BBMD.

4.2.1 Immediately upon full execution of this Agreement, BBMD and Jones shall undertake all actions required by the Escrow Agent to: (i) surrender and relinquish to the Escrow Agent all evidence of ownership of the Disputed Stock (defined below) (including, but not necessarily limited to, all stock certificates associated with the Disputed Stock) (the "**Disputed Stock Certificates**"); (ii) effect the Stock Conversion (as described in Section 4.3 below); and (iii) otherwise consummate the transactions described in this Agreement.

4.2.2 Immediately upon receipt of the Disputed Stock, as described in Section 4.2.1 above, the Escrow Agent shall confirm to the Parties, in writing, that:

(a) the Stock Certificates have been received; and

(b) all of the Disputed Stock is represented by the Disputed Stock Certificates.

4.2.3 BBMD and Jones shall execute such documents and take such actions as are necessary, appropriate and as may be required by the Escrow Agent regarding the actions described in Sections 4.2.1 and 4.2.2 above, in order to: (i) evidence that BBMD and Jones have the full and unrestricted right, power and legal authority to: (xx) surrender the Disputed Stock to Escrow Agent for the purposes described in the SAA and this Agreement; (ii) consent to the Stock Conversion; and (iii) to further effect a disposition of a portion of the Converted Stock (defined in Section 4.3.4 below) to MMI, all as described in this Agreement. All stock certificates, associated with the Disputed Stock to be surrendered and/or transferred hereunder shall meet all requisites regarding Medallion Stamp Guarantee transfers, all to the satisfaction of Escrow Agent.

4.2.4 For purposes of this Agreement, the term "**Disputed Stock**" shall mean all or any portion or allotment of the following shares of SHRG stock which is currently recorded on the stock ledger of SHRG (maintained by the Escrow Agent) as titled in BBMD:

(a)	Common Stock-Class B:	2,500,000 shares
(b)	Preferred Stock-Series B:	2,500,000 shares
(c)	Preferred Stock-Series A:	20,000,000 shares

4.3 CONVERSION TO CLASS A COMMON.

4.3.1 The Parties further agree that, upon completion of the transfer of the Disputed Stock by BBMD to the Escrow Agent, the entirety of the Disputed Stock shall be converted to Twenty Five (25) Million Shares of restricted Class A Common (voting) stock of SHRG, with no other preferences or rights to the exclusion of any other owner of shares of SHRG stock (the "**Stock Conversion**"). The purpose and effect of such conversion shall be to eliminate any and all preferences and enhanced rights of the Disputed Stock.

4.3.2 The Escrow Agent agrees to undertake all actions necessary to effect a conversion of the Disputed Stock into Class A Common Stock status.

4.3.3 Upon completion of the Stock Conversion, the Escrow Agent shall: (i) certify, in writing, to the Parties of the completion of such conversion and (ii) document such conversion status in the stock ledger (and other official records) of SHRG.

4.3.4 Upon completion of such Stock Conversion, the Disputed Stock shall be characterized in this Agreement as the "**Converted Stock**".

4.4 PURCHASE OF SHRG STOCK BY MMI.

4.4.1 Immediately upon the completion of the actions described in Section 4.3 above, MMI and BBMD shall consummate the purchase by MMI of 20 Million shares of the Disputed Stock (the "**MMI Stock**") at the purchase price of USD $0.0525 per share

(the "**MMI Stock Purchase**"). The purchase price amount necessary to consummate the MMI Stock Purchase shall be One Million Fifty Thousand And No/100 United States Dollars (US$1,050,000.00) (the "**MMI Purchase Price**"). MMI shall deliver by wire transfer to the Escrow Agent, in good funds, the MMI Purchase Price for disbursement to BBMD as described in this Section 4.4 no later than twenty-four (24) hours after the completion of the Stock Conversion described in Section 4.3 above.

4.4.2 Immediately upon the consummation of the transactions described in Section 4.4.1 above, the Escrow Agent shall undertake all actions necessary to disburse funds to BBMD in the amount of One Million Fifty Thousand And No/100 United States Dollars (US$1,050,000.00) and issue to MMI a Stock Certificate evidencing the transfer of 20 Million shares of Class A Common Stock of SHRG (in the name of such person or entity as MMI may so direct).

4.4.3 Upon the consummation of the transactions described in this Section 4.4, the Escrow Agent shall deliver written notice to SHRG confirming same.

4.5 SHRG PURCHASE OF STOCK HELD BY MMI.

4.5.1 Immediately upon consummation of the transactions described in Section 4.4 above, SHRG shall purchase from MMI 17,500,000 shares of the MMI Stock (the "**Buy-Back Stock**") at the purchase price of USD $0.0514 per share (the "**SHRG Stock Buy-Back**"). The purchase price amount necessary to consummate the SHRG Stock Buy-Back shall be delivered by SHRG to the Escrow Agent, in good funds, for disbursement to MMI as described in this Section 4.5. The proceeds of such SHRG Stock Buy-Back transaction shall be immediately delivered to MMI by the Escrow Agent.

4.5.2 The shares of SHRG stock purchased by SHRG from MMI pursuant to the transactions described in this Section 4.5 shall, at SHRG's election: (i) be retired into treasury status; (ii) be deposited into SHRG's account or (iii) be held in a custodial account as may be designated by SHRG.

4.5.3 Notwithstanding the provisions of Section 4.4.2 and 4.5.1 above, SHRG and MMI hereby agree to grant to the Escrow Agent the latitude and authority to effect the transactions described in this Section 4.4 and 4.5 by means of an electronic recording of title transfer to the MMI Stock (and Buy-Back Stock) without the necessity of the issuance of SHRG Stock Certificates.

4.6 BBMD RETAINED STOCK.

4.6.1 Immediately upon consummation of the transactions described in Section 4.5 above, the Escrow Agent shall issue to BBMD (or its designee) a stock certificate representing 5 Million shares of restricted Common Class A (voting) stock of SHRG (the "**BBMD Retained Stock**") (without the obligation of the payment of any additional consideration other than the strict adherence by BBMD to the transactions and obligations set out in the SAA and this Agreement).

4.6.2 Such BBMD Retained Stock shall be reflected on the stock ledger

records of SHRG as Class A Common (voting) stock of SHRG.

4.7 ADDITIONAL SHRG STOCK TRANSFER REQUISITES.

4.7.1 The Transaction Parties each agree to undertake all actions and execute such documents as may be required by the Escrow Agent in order to consummate the provisions of this Agreement. Such actions shall include but not necessarily be limited to the: (i) timely execution and delivery of all documentation requested by Escrow Agent in order to process the transactions described in this Agreement.

4.8 STOCK CONVERSION CONVENTIONS AND REQUIREMENTS.

4.8.1 The Transaction Parties and Escrow Agent agree that immediately upon the surrender of the Disputed Stock, all classes of such stock shall be converted to Class A Common stock of SHRG. For sake of clarity and to avoid confusion, such conversion shall encompass all of the Class B Common, Series A Preferred and Series B Preferred Stock of SHRG held by BBMD.

4.8.2 The conversion ratio shall be on a 1:1 basis, such that each share of SHRG Stock held by BBMD shall be converted into a correlating share of SHRG Class A Common Stock (with voting rights but no preferential rights, character or consequence)

4.8.3 Notwithstanding the provisions of the SAA and Section 4.8.2 above, the Transaction Parties hereby grant to Escrow Agent the latitude and authority to structure the conversion in any other means by which Escrow Agent deems appropriate in order to accomplish the purpose and intent of this Section 4 (such as a cancellation and re-issuance procedure), that being the elimination of all classes and series of SHRG Stock having preferential rights and replacing same with SHRG Stock of a nature and character which is the same as those of the holders of the SHRG Class A Common Stock.

4.8.3 Upon completion of the conversion, BBMD shall hold 25 Million shares of SHRG Stock (all of which shall be in the custody and escrow control of Escrow Agent) for subsequent disposition as set out above.

4.9 CONDITIONS PRECEDENT.

4.9.1 The Transaction Parties acknowledge and agree that the fulfillment of the transactions described in this Agreement must proceed in sequential order as described herein and in the SAA.

4.9.2 Specially and to avoid confusion, the Transaction Parties further agree that the SHRG Stock transactions described in Sections 1-5 of the SAA and this Section 4. shall constitute conditions precedent to any other actions to be taken under the SAA.

4.10 CONFLICT IN TERM AND PROVISIONS; SUPERSESSION.

4.10.1 The Transaction Parties acknowledge and agree that the terms, provisions and directives of this Agreement are in fulfillment of the provisions of the SAA.

4.10.2 In the event of any conflict, whether in actual written content or by omission, between the SAA and this Agreement, the terms, provisions, and directives of this Agreement shall govern, control and supersede over the SAA.

4.11 FUNDS TRANSFER PROTOCOLS.

4.11.1 The Transaction Parties agree that the transfer of funds from the various transactions described in this Section 4 shall be effect by wire transfer.

4.11.2 Each of the Transaction Parties shall provide to the Escrow Agent separate written wire transfer instructions by separate electronic transmission.

5. **AMENDMENT; RESIGNATION OR REMOVAL OF ESCROW AGENT.**

5.1 This Agreement may be altered or amended only with the written consent of the Transaction Parties and the Escrow Agent.

5.2 The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to each of the Transaction Parties specifying a date when such resignation shall take effect and upon delivery of the Securities to the successor escrow agent designated by to each of the Transaction Parties, in writing. Such successor escrow agent shall become the Escrow Agent hereunder upon the resignation date specified in such notice. The Escrow Agent shall continue to serve until its successor accepts the Securities.

5.3 Each of the Transaction Parties shall have the right at any time to jointly remove the Escrow Agent and substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting. Upon its resignation and delivery of the Securities as set forth in this Section 5, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow agent relationship contemplated by this Agreement.

5.4 Without limiting the provisions of Section 5 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Transaction Parties for any expenses incurred in connection with its resignation, transfer of the Securities to a successor Escrow Agent.

6. **REPRESENTATIONS AND WARRANTIES.** The Transaction Parties hereby represent and warrant to the Escrow Agent that:

6.1 No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Securities or any part thereof.

6.2 No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Securities or any part thereof.

7. **FEES AND EXPENSES.**

7.1 The Escrow Agent shall be entitled to payment of: (i) an initial set-up fee of Two Thousand Five Hundred ($2,500.00) Dollars and (ii) applicable processing fees in connection with delivery and or cancellation of the Securities in accordance with this Agreement (the "**Escrow Fee**").

7.2 In addition, the Transaction Parties agree to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, wire, banking and reasonable counsel fees (the "**Escrow Expenses**").

7.3 The aggregate of such Escrow Fee and Escrow Expenses shall be paid directly to the Escrow Agent by SHRG; however, the Transaction Parties hereby agree that the aggregate amount of the Escrow Fee and the Escrow Expenses shall be borne equally by each of the Transaction Parties.

8. **INDEMNIFICATION AND CONTRIBUTION.**

8.1 Each of the Transaction Parties (collectively, the "**Indemnitor**") agree to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the "**Indemnitees**") against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.

8.2 If the indemnification provided for in Section 8.1 is applicable, but for any reason is held to be unavailable, the Indemnitor shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitor.

8.3 The provisions of this Section 8 shall survive any termination of this Agreement, whether by disbursement of the Securities, resignation of the Escrow Agent or otherwise.

9. **TERMINATION OF AGREEMENT**. This Agreement shall terminate on: (i) the final disposition of the Securities pursuant to the terms and conditions of Section 4 above, provided that the rights of the Escrow Agent or (ii) the written directives of all of the Transaction Parties.

10. **GOVERNING LAW AND ASSIGNMENT.**

10.1 This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof, and shall be binding, upon the parties hereto and their respective successors and assigns.

10.2 Any assignment or transfer by any party of its rights under this Agreement or with respect to the Securities shall be void as against the Escrow Agent unless: (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.

11. NOTICES.

11.1 All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Postal Service, and addressed to the addresses set forth above.

11.2 Any notice or other communication required or permitted to be given by this Agreement (a "**Notice**") must be given in writing and personally delivered, or delivered by nationally recognized overnight courier, or mailed by prepaid certified or registered mail, return receipt requested, to the party to whom such notice or communication is directed, to the address of such party specified below. Any such notice or other communication shall be deemed to have been given three (3) Business Days after the day it is mailed, or, if personally delivered as aforesaid, on the date of delivery, or, if delivered by overnight courier as aforesaid, on the day following delivery to the overnight courier, or, in any of such events, upon receipt if earlier. Any party may change its address for purposes of this Agreement by giving notice of such change to the other party pursuant to this Section 11.

If To SHRG:

Sharing Services Global Corporation
1700 Coit Road, Suite 100
Plano, Texas 75075
Attention: Cathy McCain, General Counsel
Email: cathy@shrginc.com

If To BBMD:

Bear Bull Market Dividends, Inc.
3415 South Main Street, Unit B
Santa Ana, California 92707
Email: kjones@bbmdinc.com

And

Kenyatto M. Jones
314 South Main Street, Unit B
Santa Ana, California 92707
Email: kjones@bbmdinc.com

If To MMI:

MLM Mafia, Inc.
2780 S Jones Blvd 200-3233
Las Vegas, Nevada 89146
Attention: Jason Caramanis
Email: dutchtrust@yahoo.com

If To Escrow Agent:

VStock Transfer, LLC
18 Lafayette Place
Woodmere, New York 11598
Attention: Yoel Goldfeder, Esq.
Email: yoel@vstocktransfer.com

12. **SEVERABILITY**. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

13. **EXECUTION IN SEVERAL COUNTERPARTS.** This Agreement may be executed in several counterparts or by separate instruments and by facsimile transmission, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

14. **ENTIRE AGREEMENT**. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK
SIGNATURE PAGES ARE SET OUT BELOW

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

SHRG:

SHARING SERVICES GLOBAL CORPORATION,
a Nevada corporation

By: ______________________
Printed Name: Peter "JT" Thatch
Title: CEO

MMI:

MLM MAFIA, INC.,
a Nevada corporation

By: ______________________
Printed Name: JASON CARAMANIS
Title: President

BBMD:

BEAR BULL MARKET DIVIDENDS, INC. a/k/a BULL BEAR MARKET DIVIDENDS, INC.,
a Nevada corporation

By: ______________________
Printed Name: Kenyatto Jones
Title: President

JONES:

____
Kenyatto Montez Jones

ESCROW AGENT:

VSTOCK TRANSFER, LLC,
a California limited liability company

By: ______________________
Printed Name: [illegible]
Title: CEO